Exhibit 2.1

PLAN OF CONVERSION
OF
DEFI DEVELOPMENT CORP.

This Plan of Conversion (this “Plan of Conversion”) is adopted as of June 25, 2026 to convert DeFi Development Corp., a Delaware corporation (the “Delaware Corporation”), to a Nevada corporation to be known as “DeFi Development Corp.” (the “Nevada Corporation”).

1.            Converting Entity. The Delaware Corporation is a corporation organized under the General Corporation Law of the State of Delaware (the “DGCL”).

2.            Converted Entity. The Nevada Corporation shall be a corporation organized under Chapter 78 of the Nevada Revised Statutes (the “NRS”). The name of the Nevada Corporation shall be DeFi Development Corp.

3.            The Conversion. The Delaware Corporation shall be converted to the Nevada Corporation (the “Conversion”) pursuant to NRS 92A.195 and Section 266 of the DGCL.

4.            Filing of Conversion Documents; Effective Time. As soon as practicable following the satisfaction of the conditions set forth in Section 9 hereof, if this Plan of Conversion shall not have been terminated prior thereto as provided in Section 12 hereof, the Delaware Corporation shall cause (i) articles of conversion meeting the requirements of NRS 92A.205 (the “Nevada Articles of Conversion”) to be properly executed and filed with the Nevada Secretary of State in accordance with such section, (ii) Articles of Incorporation of the Nevada Corporation in the form attached hereto as Exhibit A (the “Nevada Articles of Incorporation”) and an Initial List of Directors and Officers, each to be properly executed and filed with the Nevada Secretary of State in accordance with NRS 92A.205 and 92A.207, and (iii) a certificate of conversion meeting the requirements of Section 266 of the DGCL (the “Delaware Certificate of Conversion”) to be properly executed and filed with the Delaware Secretary of State in accordance with such section, and otherwise make all other filings or recordings as required by the NRS and the DGCL in connection with the Conversion. The Conversion shall become effective at the time designated in the Nevada Articles of Conversion and Delaware Certificate of Conversion as the effective time of the Conversion (the “Effective Time”). The Conversion will have the effects set forth in the NRS and, to the extent necessary, the DGCL, including without limitation the effects set forth in this Plan of Conversion. The Nevada Corporation will be responsible for the payment of all of the Delaware Corporation’s fees and franchise taxes and will be responsible for all of its debts and liabilities.

5.            Articles of Incorporation and Bylaws. At the Effective Time, the Nevada Articles of Incorporation and Bylaws of the Nevada Corporation, in the form attached hereto as Exhibit B (the “Nevada Bylaws”), shall govern the Nevada Corporation until amended in accordance with their respective terms and applicable law.

6.            Directors and Officers. From and after the Effective Time, by virtue of the Conversion and without any further action on the part of the Delaware Corporation or the Nevada Corporation, or their respective stockholders, (i) the members of the Board of Directors of the Delaware Corporation (the “Delaware Board”) as of immediately prior to the Effective Time shall continue as, and shall constitute, all of the members of the board of directors of the Nevada Corporation (the “Nevada Board”), with each director to serve until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal; (ii) the chair of the Delaware Board as of immediately prior to the Effective Time shall be, from and after the Effective Time, the chair of the Nevada Board, to serve at the pleasure of the Nevada Board; (iii) each committee of the Delaware Board as of immediately prior to the Effective Time shall be, from and after the Effective Time, constituted as a committee of the Nevada Board on the same terms and with the same powers and authority as the applicable committee of the Delaware Board as of immediately prior to the Effective Time, and the members of each committee of the Delaware Board as of immediately prior to the Effective Time shall be, from and after the Effective Time, the members of each such committee of the Nevada Board, each to serve at the pleasure of the Nevada Board; and (iv) the officers of the Delaware Corporation as of immediately prior to the Effective Time shall continue as, and shall constitute, all of the officers of the Nevada Corporation (and any designation as an “executive officer” under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or “officer” for purposes of Section 16 of the Exchange Act shall remain in effect), with each to serve until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal.

7.            Effect on Capital Stock of the Delaware Corporation. At the Effective Time, by virtue of the Conversion and without any further action on the part of the Delaware Corporation, the Nevada Corporation, the stockholders thereof or any other person, (i) each share of common stock, par value $0.00001 per share, of the Delaware Corporation issued and outstanding or held in treasury immediately prior to the Effective Time shall be automatically converted into one (1) share of common stock, par value $0.00001 per share, of the Nevada Corporation; and (ii) each share of Series A Preferred Stock, par value $0.00001 per share, of the Delaware Corporation issued and outstanding immediately prior to the Effective Time shall be automatically converted into one (1) share of Series A Preferred Stock, par value $0.00001 per share, of the Nevada Corporation. At and after the Effective Time: (x) all of the outstanding certificates that immediately prior to the Effective Time represented issued and outstanding shares of common stock or Series A Preferred Stock of the Delaware Corporation shall be deemed for all purposes to evidence ownership of and to represent shares of common stock or Series A Preferred Stock, as applicable, of the Nevada Corporation and shall be so registered on the books and records of the Nevada Corporation and its transfer agent; and (y) all of the issued and outstanding shares of common stock and Series A Preferred Stock of the Delaware Corporation that are in uncertificated book-entry form shall automatically become the number and class or series of shares of the Nevada Corporation into which such shares of the Delaware Corporation have been converted as herein provided in accordance with the customary procedures of the Delaware Corporation’s transfer agent. Any shares of common stock or Series A Preferred Stock of the Nevada Corporation may be issued as uncertificated shares, whether upon original issuance, re-issuance or subsequent transfer.

8.            Other Effects of the Conversion.

(a)At the Effective Time, any stock option, restricted share, restricted stock unit, warrant, convertible note (including the Company’s April 2030 convertible notes and July 2030 convertible notes), purchase right, equity or equity-based award, or other right to acquire, or any instrument to convert into or exchange for, or that is based on the value of, the common stock or other equity securities of the Company (each, a “Convertible Security”), shall from and after the Effective Time, constitute a stock option, restricted share, restricted stock unit, warrant, convertible note, purchase right, equity or equity-based award, or other right to acquire, or any instrument to convert into or exchange for, or that is based on the value of, the same number of shares common stock or other equity securities of the Nevada Corporation, respectively, and, if applicable, with the same exercise, purchase or conversion price per share, and shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status and all other terms and conditions of the applicable Convertible Security as in effect immediately prior to the Effective Time.
(b)At the Effective Time, automatically by virtue of the Conversion and without any further action by the Delaware Corporation, the Nevada Corporation or any other person, each employment letter or agreement, employee benefit plan or agreement, incentive compensation plan or agreement, or other similar plan or agreement to which the Delaware Corporation is a party, or otherwise maintains, sponsors or contributes (including both cash and equity incentive plans), shall continue to be a plan or agreement of the Nevada Corporation on the same terms and conditions and any references to the Delaware Corporation and the Delaware Board (or any committee thereof) thereunder shall mean the Nevada Corporation and its board of directors (or any committee thereof) on and after the Effective Time. To the extent that any such plan, letter or agreement provides for the issuance, or is otherwise based on the value, of the common stock or Series A Preferred Stock or other equity securities of the Delaware Corporation, as of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, such plan or agreement shall be deemed to provide for the issuance, or be based on the value, of the common stock or Series A Preferred Stock or other equity securities of the Nevada Corporation, respectively. Pursuant to the terms of the Company’s 2021 Equity Incentive Plan, 2023 Equity Incentive Plan and 2025 Employee Stock Purchase Plan (together, the “Delaware Plans”) and the authority of Delaware Board to administer the Delaware Plans, the shares of common Stock of the Delaware Corporation subject to each Delaware Plan and all outstanding awards thereunder shall be adjusted pursuant to the terms of such Delaware Plan in the manner described above.
(c)At the Effective Time, automatically by virtue of the Conversion and without any further action on the part of any person, each agreement to which the Delaware Corporation is a party shall continue to be an agreement of the Nevada Corporation on the same terms and conditions and any references to the Delaware Corporation thereunder shall, on and after the Effective Time, mean the Nevada Corporation.

(d)The Conversion shall not (i) extinguish the standing of any person or entity who is a plaintiff in any derivative action or suit brought on behalf of the Delaware Corporation (including any appeal therefrom) that is pending at the Effective Time or (ii) extinguish or adversely affect the standing or ability of any person or entity to initiate a derivative action or suit on behalf of the Delaware Corporation regarding acts, omissions or transactions occurring prior to the Effective Time if such person or entity was a stockholder or beneficial owner of the Delaware Corporation at the time of such act, omission or transaction; provided that, in each case, such person or entity shall maintain his or her status as a stockholder or beneficial owner of the Nevada Corporation through the pendency of any such derivative action or suit (any such a person or entity, a “Plaintiff,” and any such derivative action or suit, a “Derivative Action”)). Following the Effective Time, the Nevada Corporation shall not assert that the Conversion, or the application of the laws of the State of Nevada to the Nevada Corporation, extinguished or adversely affected the standing or ability (as applicable) of any Plaintiff to initiate or maintain any Derivative Action.

9.            Conditions Precedent. Completion of the Conversion is subject to the following conditions:

(a)the resolution of the Delaware Board approving the Conversion and the Plan of Conversion pursuant to and in accordance with applicable law;

(b)this Plan of Conversion shall have been adopted and approved by the affirmative vote or consent of a majority of the aggregate voting power of the shares of the capital stock of the Delaware Corporation outstanding and entitled to vote thereon, voting together as a single class; and

(c)any regulatory or contractual approvals that the Delaware Board or any duly authorized committee thereof (in its sole discretion) determines to obtain shall have been so obtained and be in full force and effect.

All of the foregoing conditions are non-waivable, except that the condition set forth in Section 9(c) hereof may be waived by the Delaware Board or any duly authorized committee thereof, and any determination by the Delaware Board or any duly authorized committee thereof prior to the Effective Time concerning the satisfaction or waiver of any condition set forth in this Section 9 shall be final and conclusive to the fullest extent permitted by applicable law. The filing of the Nevada Articles of Conversion with the Nevada Secretary of State, and the filing of the Delaware Certificate of Conversion with the Delaware Secretary of State, shall be evidence that all conditions to the Conversion have been met or validly waived.

10.          Effect of Conversion. From and after the Effective Time, the Conversion shall, for all purposes of the laws of the State of Delaware, have the effects set forth in Section 266 of the DGCL and shall, for all purposes of the laws of the State of Nevada, have the effects set forth in NRS 92A.250(3).

11.           Record of Conversion. Prior to the Conversion (unless this Plan of Conversion shall have been terminated as provided in Section 12 hereof), a copy of this Plan of Conversion will be kept at the principal place of business of the Delaware Corporation and, upon the written request of any stockholder of the Delaware Corporation to the Secretary of the Delaware Corporation, a copy of this Plan of Conversion shall be promptly delivered to such stockholder. From and after the Effective Time, a copy of this Plan of Conversion will continue to be kept at the principal place of business of the Nevada Corporation and, upon the written request of any stockholder of the Nevada Corporation to the Secretary of the Nevada Corporation, a copy of this Plan of Conversion shall promptly be delivered to such stockholder.

12.          Termination; Abandonment. At any time before the Effective Time, whether before or after approval of the Conversion by the requisite stockholders of the Delaware Corporation as described above, this Plan of Conversion may be terminated and the Conversion may be abandoned, or the consummation of the Conversion may be deferred if, in the opinion of the Delaware Board, such action would be in the best interests of the Delaware Corporation and its stockholders. In the event of termination of this Plan of Conversion, this Plan of Conversion shall become void and of no effect.

13.           Foreign Qualifications of Converted Entity. For the purpose of authorizing the Nevada Corporation to do business in any state, territory, or dependency of the United States, including, but not limited to, Delaware, or of any foreign country in which it is necessary or expedient for the Nevada Corporation to transact business, the officers of the Nevada Corporation are hereby authorized and empowered to appoint and substitute all necessary agents or attorneys for service of process, to designate and to prepare, execute, and file, for and on behalf of the Nevada Corporation, all necessary certificates, reports, powers of attorney, and other instruments as may be required by the laws of such state, territory, dependency, or country to authorize the Nevada Corporation to transact business therein, and whenever it is expedient for the Nevada Corporation to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, and to file such certificates, reports, revocation of appointment, or surrender of authority as may be necessary to terminate the authority of the Nevada Corporation to do business in any such state, territory, dependency, or country, and all actions taken by the officers of the Nevada Corporation prior to the Effective Time in furtherance of this Section 13 shall be, and each of them hereby is, approved, ratified and confirmed in all respects as the proper acts and deeds of the Nevada Corporation.

14.    Plan of Reorganization. It is intended that the Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any similar provision of state or local law). This Plan of Conversion shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

[Remainder of Page Intentionally Left Blank]

 This Plan of Conversion has been adopted by the Delaware Board as of the date set forth above.

DeFi Development Corp.

By:	/s/ Joseph Onorati
	Name:	Joseph Onorati
	Its:	Chairman & Chief Executive Officer

EXHIBIT A

Nevada Articles of Incorporation

EXHIBIT B

Nevada Bylaws